UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 21, 2005

Ormat Technologies, Inc.

(Exact name of registrant as specified in its charter)

Commission File No. 001-32347

Delaware	No. 88-0326081
(State of Incorporation)	(I.R.S. Employer Identification No.)
980 Greg Street, Sparks, Nevada	89431
(Address of principal executive offices)	(Zip code)

Not Applicable

(Former name or former address, if changed since last report)

Registrant’s telephone number, including area code: (775) 356-9029

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On December 20, 2005, the management and the audit committee of Ormat Technologies, Inc. (the "Company") concluded that the Company's previously issued financial statements for the six month period ended June 30, 2005 and the nine month period ended September 30, 2005, which are included in the Company's Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2005 (the "Second Quarter Form 10-Q") and in the Company's Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2005 (the "Third Quarter Form 10-Q"), which were filed with the Securities and Exchange Commission on August 12, 2005 and November 14, 2005, respectively, should not be relied upon because of an error in the statements of cash flows set forth in Item 1 of such quarterly reports.

The errors relate to classification of $67.7 million and $75.3 million, in the six months ended June 30, 2005 and in the nine months ended September 30, 2005, respectively, of cash flows from an operating lease transaction, net of deferred lease costs, in "Cash flows from financing activities" rather than "Cash flows from operating activities". The impact in the six months ended June 30, 2005 was to misstate net cash provided by operating activities by $67.7 million (the reported amount was $35.2 million and should have been $102.9 million) and to misstate net cash provided by financing activities in the same amount (the reported amount was $12.2 million net cash provided by financing activities and should have been $55.5 million net cash used in financing activities). The impact in the nine months ended September 30, 2005 was to misstate net cash provided by operating activities by $75.3 million (the reported amount was $61.6 million and should have been $136.9 million) and to misstate net cash provided by financing activities in the same amount (the reported amount was $17.8 million net cash provided by financing activities and should have been $57.6 million net cash used in financing activities). The change had no impact on the cash balances, net assets, equity or net income.

The Company expects to file within the next few days amendments to its Second Quarter Form 10-Q and its Third Quarter Form 10-Q, which will explain the error and provide corrected disclosure.

Authorized officers of the Company have discussed the matters disclosed in this filing on Form 8-K with the Company's independent registered public accounting firm, PricewaterhouseCoopers LLP.

The Company's management has reviewed its internal control procedures relating to this matter and determined that a material weakness existed as of June 30, 2005 and September 30, 2005.

A material weakness is a control deficiency, or a combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. As of September 30, 2005 and June 30, 2005, the material weakness referred to above relates to the fact that the Company did not maintain effective controls over the preparation, review, presentation and disclosure of the Company's condensed consolidated statements of cash flows. Specifically, the Company lacked effective controls to ensure that cash flows from a non-routine lease transaction were accurately presented in the Company's interim condensed consolidated statement of cash flows. This control deficiency resulted in the restatement of the Company's interim condensed consolidated financial statements for the quarters ended September 30, 2005 and June 30, 2005 to correct the cash flow presentation of prepayments received under the lease agreement. Additionally, this control deficiency could result in a misstatement of the presentation of amounts in the statements of cash flows that would result in a material misstatement to the Company's interim or annual consolidated financial statements that would not be prevented or detected. Accordingly, management has determined that this control deficiency constitutes a material weakness.

In response to this error, the Company's management has implemented certain additional controls as will be further described in Item 4 in the amendments to its Second Quarter Form 10-Q and its Third Quarter Form 10-Q.

Safe Harbor Statement

Information provided in this report on Form 8-K may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to the company's plans, objectives and expectations for future operations and are based upon management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in the Company's Annual Report on Form 10-K/A for the fiscal year ending December 31, 2004, filed with the Securities and Exchange Commission on April 12, 2005.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORMAT TECHNOLOGIES, INC
By:	/s/ Yehudit Bronicki
Yehudit Bronicki Chief Executive Officer

Date: December 21, 2005